November 8, 2000

Dawn R. Johnston
Chief Financial Officer
Chyron Corporation
5 Hub Drive
Melville, New York 11747

Dear Ms. Johnston:

Reference is made to the Loan Agreement dated March 29, 1999, among Chyron Corporation ("Chyron") and AmSouth Bank (the "Bank"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

(I) The Bank has agreed to amend the provisions of Section 6.1 (a) of the Loan Agreement as follows:

Period	Minimum Quarterly EBITDA
Q3 2000	$119,000
Q4 2000	($1,600,000)

Q1 2001 testing and thereafter will remain in effect per the Credit Agreement.

and add Section 6.1(c) as follows;

Minimum Cash on the Balance Sheet. Borrower must maintain a "Cash" position of $3,000,000 on the balance sheet at all times, where Cash is defined according to GAAP regulations.

(II) As it relates to the sale of the RT-Set stock through December 31, 2000 only, the Bank has agreed to waive their rights with regard to Section 7.2 of the Loan Agreement. Chyron is able to retain the proceeds from the sale of the stock through FYE 2000.

(III) The Bank has agreed to amend the provisions of Section 7.3 of the Loan Agreement as follows:

Section 7.3(iv) will become Section 7.3(v) and the new Section 7.3(iv) will read as follows:

(iv) investments per Schedule 1 of the Chyron Amendment & Waiver document dated November 2000;
(Chyron Corporation Cash Investment Policy)

This will confirm the Bank's consent to the terms and conditions as set forth above. Nothing in this letter shall constitute a waiver of any future Default or Event of Default under the Agreement (including any default in payment of principal resulting from restrictions on availability of Revolving Credit Loans) or a waiver of any right or remedy the Bank may have with respect to any such future Default or Event of Default.

If the foregoing is in accordance with your understanding of our agreement please so indicate by executing this letter in the space provided below and returning a copy to the Agent.

Very truly yours,
AMSOUTH BANK

By: /s/ Barry S. Renow
Barry S. Renow

Its: Attorney-In-Fact

Acknowledged and Agreed:
CHYRON CORPORATION

By: /s/ Dawn Johnston
Dawn Johnston

Its: CFO